Filed Pursuant to Rule 433

Registration Statement No. 333-249931

HYATT HOTELS CORPORATION

1.300% SENIOR NOTES DUE 2023

FLOATING RATE SENIOR NOTES DUE 2023

1.800% SENIOR NOTES DUE 2024

PRICING TERM SHEET

DATED SEPTEMBER 27, 2021

This term sheet to the preliminary prospectus supplement dated September 27, 2021 should be read together with the preliminary prospectus supplement before making a decision in connection with an investment in the Notes (as defined herein). The information in this term sheet supersedes the information contained in the preliminary prospectus supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meaning ascribed to them in the preliminary prospectus supplement.

Issuer:	Hyatt Hotels Corporation

Format:	SEC Registered

Trade Date:	September 27, 2021

Settlement Date:	October 1, 2021 (T+4)

Security Ratings:	Baa3 (negative) by Moody’s / BBB- (negative) by Standard and Poor’s / BBB- (negative) by Fitch*

Securities Offered:

•  1.300% Senior Notes due 2023 (“2023 Fixed Rate Notes”)

•  Floating Rate Senior Notes due 2023 (the “2023 Floating Rate Notes”)

•  1.800% Senior Notes due 2024 (the “2024 Fixed Rate Notes” and, together with the 2023 Fixed Rate Notes, the “Fixed Rate Notes”)

The aforementioned securities, collectively, the “Notes.”

Principal Amount:	2023 Fixed Rate Notes: $700,000,000 2023 Floating Rate Notes: $300,000,000 2024 Fixed Rate Notes: $750,000,000

Maturity Date:	2023 Fixed Rate Notes: October 1, 2023 2023 Floating Rate Notes: October 1, 2023 2024 Fixed Rate Notes: October 1, 2024

Interest Rate (Fixed):	2023 Fixed Rate Notes: 1.300% per year 2024 Fixed Rate Notes: 1.800% per year

*

The securities ratings above are not a recommendation to buy, sell or hold the securities offered hereby and may be subject to revision or withdrawal at any time by Moody’s, Standard and Poor’s and Fitch. Each of the security ratings above should be evaluated independently of any other security rating.

Interest Rate (Floating):	2023 Floating Rate Notes: Compounded SOFR plus 105 bps, reset quarterly

Benchmark Rate:	2023 Fixed Rate Notes: 0.125% due Aug 31, 2023 2023 Floating Rate Notes: Compounded SOFR, reset quarterly 2024 Fixed Rate Notes: 0.375% due Sep 15, 2024

Benchmark Treasury Price / Yield:	2023 Fixed Rate Notes: 99-22+ / 0.280% 2024 Fixed Rate Notes: 99-15 3/8 / 0.552%

Spread to Benchmark:	2023 Fixed Rate Notes: T + 105 basis points 2023 Floating Rate Notes: Compounded SOFR, reset quarterly, plus 105 basis points 2024 Fixed Rate Notes: T + 125 basis points

Yield to Maturity (Fixed)	2023 Fixed Rate Notes: 1.330% 2024 Fixed Rate Notes: 1.802%

Interest Payment Dates (Fixed):	2023 Fixed Rate Notes: April 1 and October 1, commencing April 1, 2022 2024 Fixed Rate Notes: April 1 and October 1, commencing April 1, 2022

Interest Payment Dates (Floating):	2023 Floating Rate Notes: January 1, April 1, July 1 and October 1, commencing January 1, 2022

Interest Determination Dates (Floating):	Second U.S. Government Securities Business Day preceding each Floating Rate Interest Payment Date

Initial Interest Determination Date (Floating):	September 29, 2021

Interest Rate Adjustment:	The interest rate payable on the Notes will be subject to adjustment based on certain rating events as described under the caption “Description of the Notes—Interest Rate Adjustment of the Notes Based on Certain Rating Events” in the preliminary prospectus supplement dated September 27, 2021.

Price to Public:

2023 Fixed Rate Notes: 99.941% of the principal amount, plus accrued interest, if any

2023 Floating Rate Notes: 100% of the principal amount, plus accrued interest, if any

2024 Fixed Rate Notes: 99.994% of the principal amount, plus accrued interest, if any

Underwriting Discounts and Commissions:	2023 Fixed Rate Notes: 0.35% 2023 Floating Rate Notes: 0.35% 2024 Fixed Rate Notes: 0.40%

CUSIP/ISIN:	2023 Fixed Rate Notes: 448579AL6 / US448579AL64 2023 Floating Rate Notes: 448579AM4 / US448579AM48 2024 Fixed Rate Notes: 448579AN2 / US448579AN21

Optional Redemption:

At any time prior to October 1, 2022, we may redeem some or all of the Fixed Rate Notes at a price equal to 100% of the principal amount of the Fixed Rate Notes redeemed plus accrued and unpaid interest plus a “make-whole” amount calculated at the applicable Treasury Rate, plus 20 basis points for the 2023 Fixed Rate Notes and 20 basis points for the 2024 Fixed Rate Notes. We may not redeem any of the Floating Rate Notes at any time prior to October 1, 2022.

At any time on or after October 1, 2022, we may redeem some or all of the Notes at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest.

Joint Book-Running Managers:	J.P. Morgan Securities LLC Deutsche Bank Securities Inc. Scotia Capital (USA) Inc. Wells Fargo Securities, LLC BofA Securities, Inc. Goldman Sachs & Co. LLC

Senior Co-Managers:	PNC Capital Markets LLC Truist Securities, Inc. Credit Agricole Securities (USA) Inc. Fifth Third Securities, Inc.

Co-Managers:	Siebert Williams Shank & Co., LLC Samuel A. Ramirez & Company, Inc. Comerica Securities, Inc.

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Change to Preliminary Prospectus Supplement

The following sentence is added to the fourth paragraph of the risk factor entitled “Risk Factors—Risks Related to the Notes—Changes in the ratings of the notes, our credit ratings or the debt markets could adversely affect the price of the notes” appearing on pages S-12 to S-13 of the Preliminary Prospectus Supplement dated September 27, 2021:

On September 27, 2021, S&P assigned a BBB- issue-level rating for the notes with negative outlook pending completion of the Apple Leisure Group Acquisition, and indicated that it expects to lower the notes’ and our credit rating to BB+ upon the closing of the Apple Leisure Group Acquisition.

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Where similar language or information to that set forth above appears in other sections of the preliminary prospectus supplement dated September 27, 2021, that language or information is deemed modified accordingly as set forth above.

We expect that delivery of the Notes will be made to investors on or about the Settlement Date indicated above, which will be the fourth business day following the Trade Date indicated above (such settlement being referred to as “T+4”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any day prior to the second business day before the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Such purchasers should consult their own advisors in this regard.

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The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: J.P. Morgan Securities LLC toll-free at +1 212-834-4533, Deutsche Bank Securities Inc. at +1 800-503-4611, Scotia Capital (USA) Inc. toll-free at +1 800-372-3930 or Wells Fargo Securities LLC at +1 800-645-3751.